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                                                                   EXHIBIT 10.04



                                               December 7, 1995


ViewStar Corporation
1101 Marina Village Parkway
Alameda, CA 94501

Ladies and Gentlemen:

     This letter confirms our agreement that, except as otherwise provided below in this letter, the payments and benefits payable to me under the terms of the Employment Agreement between Mark W. Perry and ViewStar Corporation (the "Company"), dated May 18, 1994, as amended September 25, 1995 (the "Employment Agreement"), are contingent upon receiving the approval of the shareholders of the Company in accordance with the requirements of Section 280G(b)(5)(B) of the Internal Revenue Code (the "Code") and the proposed Treasury Regulations promulgated thereunder, and such payments and benefits shall not be received or otherwise made available to me if such shareholder approval is not obtained.

     In the event that shareholder approval in accordance with Section 280G(b)(5)(B) of the Code is not obtained with respect to the payments and benefits under the Employment Agreement (the "Employment Agreement Benefits"), then the Company shall provide me with similar payments and benefits in an aggregate amount equal to the lesser of (i) the largest amount that would result in no portion of such payments and benefits being subject to the excise tax imposed by Section 4999 of the Code, or (ii) the Employment Agreement Benefits (the "Alternate Benefits") .

     If (i) the shareholder approval described above is not obtained and (ii) the Alternate Benefits provide me with less than I would have received pursuant to the Employment Agreement Benefits, then the amount of cash payments payable to me as part of the Alternate Benefits upon the closing of the merger of the Company with a subsidiary of Caere Corporation shall equal the amount of the cash payments that then would have been payable as Employment Agreement Benefits reduced by the amount of the difference between the Employment Agreement Benefits and the Alternate Benefits.

                                          Sincerely yours,

                                          Mark W. Perry
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ViewStar Corporation
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     Agreed to and accepted this 7 day of December, 1995.


                                          ViewStar Corporation

                                          By:

                                          Title: